Exhibit 3.9

CERTIFICATE OF FORMATION

OF

AFFINION PUBLISHING, LLC

December 28, 2005

This Certificate of Formation of Affinion Publishing, LLC is being duly executed and filed by Nathaniel J. Lipman, as an authorized person to form a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. §18-101 et seq.).

The undersigned, being duly authorized to execute and file this Certificate of Formation, hereby certifies that:

FIRST: The name of the limited liability company is Affinion Publishing, LLC.

SECOND: The address of the registered office and the name and the address of the registered agent of the limited liability company required to be maintained by Section 18 -104 of the Delaware Limited Liability Company Act are National Registered Agents, Inc., 160 Greentree Drive, Suite 101, Dover, County of Kent, Delaware 19904.

THIRD: The Formation is to become effective on December 31, 2005 at 11:00 am Eastern Standard Time.

* * * * *

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Formation as of the date first written above.

By:	/s/ Nathaniel J. Lipman
Name:	Nathaniel J. Lipman
Title:	Authorized Person